Exhibit 5

[HCMP Letterhead]

November 26, 2001

Cascade Natural Gas Corporation
222 Fairview Avenue North
Seattle, WA 98109

Ladies and Gentlemen:

    We have acted as counsel to Cascade Natural Gas Corporation, a Washington corporation (the "Company"), in connection with the issuance and sale by the Company of $40,000,000 principal amount of its 7.50% Notes Due November 15, 2031 (the "Notes"), pursuant to the Company's Registration Statement on Form S-3, Registration No. 333-69516, filed with the Securities and Exchange Commission and declared effective October 11, 2001 (the "Registration Statement"), and a Prospectus Supplement dated November 16, 2001 (the "Prospectus Supplement"). The Notes are to be issued and sold under the provisions of an Indenture between the Company and The Bank of New York, as trustee (the "Trustee"), dated as of August 1, 1992, as supplemented (the "Indenture").

    In connection with this opinion letter, we have examined such documents, certificates or records, and have made such investigation of law, as we have deemed necessary or appropriate. We have assumed that the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement.

    Based on the foregoing, we are of the opinion that the Notes have been duly authorized and executed by the Company and, when authenticated, issued and delivered against payment therefor in the manner provided for in the Indenture and the Underwriting Agreement dated November 16, 2001 between the Company and Edward D. Jones & Co., L.P., will constitute legal, valid and binding obligations of the Company.

    This opinion is given as of the date hereof, and we undertake no obligation to update this opinion or to advise you with respect to any facts or circumstances, or changes in law, that may come to our attention hereafter.

    We consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus Supplement and to the incorporation by reference of this opinion as an exhibit to the Registration Statement.

Very truly yours, HILLIS CLARK MARTIN & PETERSON, P.S.
By	/s/ JOEL N. BODANSKY Joel N. Bodansky